EXHIBIT (a)(3)

NEUBERGER BERMAN ETF TRUST
TRUST INSTRUMENT
SCHEDULE A

Neuberger Berman Carbon Transition & Infrastructure ETF
Neuberger Berman China Equity ETF
Neuberger Berman Commodity Strategy ETF
Neuberger Berman Disrupters ETF
Neuberger Berman Global Real Estate ETF
Neuberger Berman Next Generation Connected Consumer ETF

DATED: May 8, 2023